                                                               Exhibit 4.1



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           ELANTEC SEMICONDUCTOR, INC.



         Elantec Semiconductor, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders:

         Article IV, Paragraph A of the Certificate of Incorporation, relating to authorization of shares is amended to read in its entirety as follows:

         "A.    AUTHORIZATION OF SHARES.

         The corporation has authority to issue Fifty-Five Million (55,000,000) shares, consisting of two classes: Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share; and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share."

         IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 7th day of April 2000 and the foregoing facts stated herein are true and correct.

                                  ELANTEC SEMICONDUCTOR, INC.


                                  By:           /s/ Ephraim Kwok
                                     -------------------------------------------
                                       Ephraim Kwok, Chief Financial Officer